EXHIBIT 99

Investor Relations
Cortelco Systems Puerto Rico
787-758-0000

Cortelco Systems Puerto Rico
to Operate as a Public Company

SAN JUAN, PUERTO RICO (July 18, 2002) – Cortelco Systems Puerto Rico, Inc. (CSPR), a leading communications distributor and service provider to the Puerto Rican and Latin American markets, today announced details of its plans to operate as an independent public company upon the completion of the spin-off from eOn Communications Corporation™ (NASDAQ: EONC).

     CSPR reported that the spin-off from eOn will take place on July 31, 2002. On that date, eOn will distribute all of its ownership in CSPR, via a stock dividend, to shareholders of record on July 22, 2002. Upon completion of the stock distribution, CSPR will commence operations as an independent company.

     After the distribution, CSPR will have approximately 1.2 million shares outstanding and over 4,900 shareholders. As of April 30, 2002, CSPR reported total assets of $7.4 million, and revenues of $8.1 million for the nine months ended April 30, 2002.

     Cortelco Systems Puerto Rico has more than 41 years of experience in the competitive telecommunications market, with numerous satisfied customers in Puerto Rico and throughout the Caribbean and Latin America. The Company is a reseller of communications products for leading equipment manufacturers, including: Avaya Inc.; Cortelco Inc.; eOn Communications Corporation; Lucent Technologies Inc.; Nortel Networks Limited; Hitachi Ltd.; Mitel Networks Corporation; and, Toshiba Corporation. CSPR also provides value-added services encompassing voice, data and wireless applications. The quality and breadth of CSPR’s product and service offerings have enabled continued growth of its installation base.

     “The spin-off from eOn will allow us to offer a wider range of solutions to our customers,” said Sergio Moren, president and chief executive officer of Cortelco Systems Puerto Rico. “In addition, we are excited because we are now one of the very few Puerto Rican companies registered with the Securities and Exchange Commission.”

     David S. Lee, Chairman of eOn, will serve as the Chairman of CSPR’s Board of Directors. Additionally, Mr. Moren and Lanny Lambert, Chief Financial Officer of eOn, will serve as Directors. Other board members will be nominated in the near future. The current members of the Board of Directors have agreed to enter into lock-up agreements, restricting their sale of shares of CSPR until after July 31, 2003.

     In addition to Mr. Moren, the executive officers of CSPR are: Francisco Sánchez, Vice President and Chief Financial Officer; Manuel Del Toro, Vice President of Sales and Marketing; and, José Alvarez, Vice President of Operations and General Manager of Cellular Division.

     “Cortelco Systems Puerto Rico has a long and rich history operating on the island of Puerto Rico,” stated David S. Lee, chairman of CSPR. “The management team has a wealth of experience selling in the voice communications space, and I am confident that they will continue to enhance CSPR’s reputation as the premier communications distributor and service provider in Puerto Rico. I look forward to their future success as an independent company.”

About Cortelco Systems Puerto Rico

     Cortelco Systems Puerto Rico, Inc. is a value-added reseller of voice and data communications systems and services in Puerto Rico and throughout the Caribbean and Latin America. The Company also resells cellular telephones and airtime in Puerto Rico. To find out more information about Cortelco Systems Puerto Rico, please contact investor relations at the main corporate number, (787) 758 – 0000.

Note:

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including technical and competitive factors, which could cause the Company’s results and the timing of certain events to differ materially from those discussed in the forward-looking statements. Such risks are detailed in Cortelco Systems Puerto Rico’s most recent Form 10-Q filing with the Securities and Exchange Commission.